Exhibit (d)(3)

Imperial Sugar Company

8016 Highway 90-A

Sugar Land, TX 77487

July 22, 2011

Louis Dreyfus Commodities LLC

40 Danbury Road

P.O. Box 810

Wilton, CT 06897

Attention:	Scott Hogan
Vice President & Treasurer

Dear Mr. Hogan:

You have requested certain non-public information regarding Imperial Sugar Company (the “Company” or “us”) in connection with a potential business transaction with the Company (the “Transaction”). As a condition to furnishing such information to you, the Company is requiring you to agree to the following provisions set forth in this Confidentiality Agreement (this “Agreement”).

1. Certain Definitions. As used in this Agreement:

(a) “Company Affiliate” means, with respect to the Company, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. The term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(b) “Business Relations” means the customers, suppliers, distributors, licensees, licensors, joint venture partners, clients and other business relations of the Company and its Affiliates.

(c) “including” means “including, without limitation.”

(d) “Evaluation Material” means any information or data concerning the Company or any Company Affiliates, whether in oral, visual, written, electronic or other form, that is disclosed in connection with the Transaction to you, the Louis Dreyfus Commodities Affiliates or any of your or their Representatives, together with all notes, memoranda, summaries, analyses, compilations and other writings relating thereto that are prepared by you, the Louis Dreyfus Commodities Affiliates or any of your or their Representatives to the extent that it uses, contains, reflects or is derived from or that incorporates any such information or data. Notwithstanding the foregoing, “Evaluation Material” does not include information or data that you can demonstrate (i) was, prior to disclosure to you by the Company, Company Affiliates or its Representatives, already known to you, the Louis Dreyfus

Commodities Affiliates or your or their Representatives; (ii) is or was independently developed by you, the Louis Dreyfus Commodities Affiliates or your or their Representatives without the benefit of the Evaluation Material; (iii) is or becomes available to the public, other than as a result of disclosure by you, the Louis Dreyfus Commodities Affiliates or your or their Representatives in violation of this Agreement; (iv) is or becomes available to you or the Louis Dreyfus Commodities Affiliates from a source other than the Company, Company Affiliates or any of its Representatives, so long as that source is not actually known to you or the Louis Dreyfus Commodities Affiliates to be subject to a confidentiality obligation to the Company; or (v) is provided by Company, Company Affiliates or its Representatives to you, the Louis Dreyfus Commodities Affiliates or your or their Representatives in connection with contracts or commercial transactions or relationships entered into in the ordinary course of business between the Company or any Company Affiliates, on one hand, and you or any of the Louis Dreyfus Commodities Affiliates on the other hand.

(e) “LDC Affiliate” means Louis Dreyfus Commodities LLC and those Persons controlled by Louis Dreyfus Commodities LLC.

(f) “LDC Parent Affiliate” means any of those Persons that is listed on Exhibit A.

(g) “Louis Dreyfus Commodities Affiliate” means collectively the LDC Affiliates and the LDC Parent Affiliates.

(h) “Person” means any natural person, business, corporation, company, association, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, business enterprise, trust, governmental authority or other legal entity.

(i) “Representatives” means the partners, members, directors, officers, employees, managers, agents and advisors (including attorneys, accountants, auditors, investment bankers and consultants) and the current debt lenders of a specified Person. Representatives of the Company include Perella Weinberg Partners (“PWP”), the Company’s advisors.

2. Confidentiality, Use and Disclosure of Evaluation Material.

(a) Confidentiality and Use of Evaluation Material. You agree that all Evaluation Material shall be: (i) used by you solely for the purpose of evaluating the Transaction; (ii) kept strictly confidential; and (iii) provided by you only to those of your Representatives and Louis Dreyfus Commodities Affiliates and their Representatives to whom disclosure is needed in order to facilitate your evaluation of the Transaction. All Evaluation Material (and the knowledge that discussions are taking place between the Company and you and others) shall not be used by you, the Louis Dreyfus Commodities Affiliates or your or their Representatives for any purpose other than evaluating the Transaction. Before providing access to any Evaluation Material to any of the Louis Dreyfus Commodities Affiliates or any of your or their Representatives, you shall inform them of the restrictions set forth in this Agreement that are applicable to them and instruct them to comply with such provisions. Nothing herein will prohibit or restrict the right of you, the Louis Dreyfus Commodities Affiliates or any of your or their Representatives to develop, use or market products or services similar to or competitive with ours as long as you do not use Evaluation Material to do so.

(b) Compulsory Disclosure of Evaluation Material. In the event that you, a Louis Dreyfus Commodities Affiliate or any of your or their Representatives is requested or required (by interrogatories, requests for information, subpoena or similar legal process) to disclose any Evaluation Material, if allowed by applicable law, you shall provide the Company with prompt written notice thereof so that the Company may seek an appropriate protective order and/or, in its sole discretion, waive your compliance with the provisions of this Agreement. If, in the absence of such a protective order or waiver, you, a Louis Dreyfus Commodities Affiliate or any of your or their Representatives are nonetheless legally compelled to disclose any Evaluation Material, then you or such Louis Dreyfus Commodities Affiliate or Representative may disclose such portion of the Evaluation Material that you are advised by counsel is legally required to be disclosed without liability under this Agreement, and you will reasonably cooperate with the Company in its efforts to obtain assurances that such disclosed Evaluation Material will be afforded confidential treatment.

3. Other Disclosure. Except for such disclosure as is necessary for you or us not to be in violation of any applicable law, regulation, order or listing agreement, you, the Louis Dreyfus Commodities Affiliates and your or their Representatives, and we, Company Affiliates and our Representatives shall not: (a) make any disclosure to any other Person of (i) the fact that discussions, negotiations or investigations are taking or have taken place between us concerning the Transaction, (ii) the existence or contents of this Agreement, (iii) the fact that you, the Louis Dreyfus Commodities Affiliates or your or their Representatives have requested or received Evaluation Material or (iv) any of the terms, conditions or facts relating to a Transaction involving you, including the status thereof; or (b) make any public statement concerning a Transaction involving you (any disclosure or statement described in clauses (a) or (b) being a “Public Statement”). If either party is required to make any Public Statement for such party not to be in violation of any applicable law, regulation, order or listing agreement, then if allowed by applicable law, regulation, order or listing agreement such party shall (x) provide the other party with the text of such Public Statement as far in advance of its disclosure as is practicable and (y) consider in good faith such party’s suggestions concerning the nature and scope of the information to be contained therein.

4. Securities Law Restrictions. You acknowledge that: (a) the Evaluation Material may contain material non-public information concerning the Company and Company Affiliates; (b) you are aware of the restrictions imposed by U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, on Persons in possession of material non-public information; and (c) you will not (and you will cause the Louis Dreyfus Commodities Affiliates and your and their Representatives to not), directly or indirectly, use, or allow any third party to use, any Evaluation Material in contravention of any U.S. federal or state securities laws. Nothing herein shall constitute an admission by either party that any Evaluation Material in fact contains material non-public information concerning the Company or any Company Affiliates.

5. No Representations or Warranties. You acknowledge and agree that: (a) no representation or warranty, express or implied, is made by us, Company Affiliates or any of our Representatives as to the accuracy or completeness of any of the Evaluation Material; and (b) you shall be entitled to rely only on those representations and warranties that may be made in a definitive written agreement to consummate the Transaction that is executed and delivered by both you and us (a “Definitive Transaction Agreement”). Neither the Company nor any Company Affiliates or Representatives shall have any liability to you or any of your Representatives on account of the use of any Evaluation Material by you, the Louis Dreyfus Commodities Affiliates or any of your or their Representatives or any inaccuracy therein or omission therefrom unless otherwise provided in a Definitive Transaction Agreement.

6. Return, Destruction or Erasure of Evaluation Material. If you decide not to proceed with the Transaction, then you shall promptly notify Dawn Scheirer of PWP (the “Company Representative”) of that decision. Within thirty (30) days after the Company’s written request, you shall either return, destroy or erase all Evaluation Material in the possession or control of you, any Louis Dreyfus Commodities Affiliate or any of your or their Representatives (and, in the case of destruction or erasure, certify such destruction or erasure to us) , except to the extent and for such period that you, the Louis Dreyfus Commodities Affiliates or your or their Representatives are prohibited from doing so by applicable law, rule, regulation or court or administrative order. The parties recognize that it may not be possible to destroy separately or completely materials that have been stored or transmitted electronically within the above 30-day time period and that destruction of such material shall be made to the extent practicable and in accordance with your, the Louis Dreyfus Commodities Affiliates’ and your Representatives’ applicable ongoing records retention procedures. Notwithstanding anything to the contrary herein, it is understood and agreed by Company that your, the Louis Dreyfus Commodities Affiliates’ and your or their Representatives’ computer systems may automatically back-up Confidential Information disclosed to it. To the extent that such computer back-up procedures create copies of the Confidential Information, you, the Louis Dreyfus Commodities Affiliates and your or their Representatives may retain such copies in its archival or back-up computer storage for the period such party normally archive backed-up computer records, which copies shall be subject to this provision of this Agreement and shall be destroyed in accordance with the Louis Dreyfus Commodities Affiliates’ and your and their Representatives’ applicable ongoing records retention procedures.

7. Communications Regarding the Transaction. You agree that all communications concerning the Transaction and your due diligence investigation (including requests for additional Evaluation Material, meetings with management, site visits and discussions or questions regarding the Transaction) shall be directed solely to the Company Representative, or such other Persons as the Company Representative may designate in writing. Except in the ordinary course of business (including transactions similar to, or generally consistent with, transactions previously entered into between such parties), you, the Louis Dreyfus Commodities Affiliates and your or their Representatives shall not contact or communicate with any of the directors, officers, employees or Business Relations of the Company or any of the Company Affiliates about the Company, Company Affiliates, the Transaction or any Evaluation Material, unless approved in advance and in writing by the Company Representative.

8. Restrictive Covenants.

(a) No Solicitation of Employees. You and the Louis Dreyfus Commodities Affiliates and your and their respective members, managers, directors, officers and employees shall not, directly or indirectly, solicit for employment or hire any executive employees of the Company for a period of one year after the date of this Agreement; provided that you and the Louis Dreyfus Commodities Affiliates and your and their respective members, managers, directors, officers and employees shall not be restricted from (i) making any general solicitation for employment that is not specifically directed at any such employee and (ii) hiring any such employee who responds to any such general solicitation or who first contacts you, any Louis Dreyfus Commodities Affiliate or your or their members, managers, directors, officers or employees regarding employment without any solicitation in violation of this Section 8(a).

9. Standstill. You and the Louis Dreyfus Commodities Affiliates and your and their respective members, managers, directors, officers and employees shall not, for a period of 15 months after the date of this Agreement, directly or indirectly:

(a) make any statement or proposal to the board of directors of the Company, to any of our Representatives or to any of our stockholders with respect to, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company, (iii) any acquisition of any of our securities or assets, or rights or options to acquire interests in any of our securities or assets, (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors or policies of the Company, or (v) any request or proposal to waive, terminate or amend the provisions of this Agreement;

(b) instigate, encourage or assist any third party (including forming a “group” with any such third party) to do any of the actions set forth in clause (a) above;

(c) take any action which would reasonably be expected to require the Company to make a public announcement regarding any of the actions set forth in clause (a) above; or

(d) acquire, own or sell (or seek permission to acquire, own or sell), of record or beneficially, by purchase, sale or otherwise, any securities, properties or indebtedness of the Company (except that you may purchase for investment in market transactions up to 1% of our outstanding common stock);

in each case unless and until you have received the prior written invitation or approval of our board of directors to do any of the foregoing. The foregoing shall not apply to your Representatives or those of Louis Dreyfus Commodities Affiliates effecting or recommending transactions in securities in the ordinary course of their business as an investment advisor, broker, dealer in securities, market maker, specialist or block positioner. Notwithstanding the foregoing (i) nothing herein shall restrict you or the Louis Dreyfus Commodities Affiliates from entering into commercial transactions in the ordinary course of business with the Company or Company Affiliates (including transactions similar to, or generally consistent with, transactions previously entered into between such parties), and (ii) the foregoing restrictions shall cease to be of any effect in the event the Company publicly announces that it has entered into an agreement or discussions with another Person to effect any transaction described in subpart (a) above.

10. No Joint Bidding. You and the Louis Dreyfus Commodities Affiliates and your and their respective members, managers, directors, officers and employees shall not, without the prior written consent of the Company Representative: (a) act as a joint bidder or co-bidder with any other Person with respect to the Transaction or (b) enter into any discussions, negotiations, understandings or agreements (whether written or oral) with any other Person regarding the Transaction, other than with your Representatives.

11. Remedies. Each party agrees that money damages would not be a sufficient remedy for a breach or a threatened breach of this Agreement and that each party shall be entitled to specific performance and injunctive or other equitable relief without the posting of a bond or other security as a remedy for any such breach or threatened breach, in addition to all other remedies available at law or in equity; provided that in no event will either party, any Company Affiliate, any Louis Dreyfus Commodities Affiliate or any of their respective Representatives be liable for any lost profits, consequential punitive or exemplary damages even if such Person has been advised of the possibility of such damages. Such injunctive or other equitable relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. In the event of any legal proceeding for the enforcement of this Agreement, the reasonable fees and disbursements of counsel to the prevailing party shall be reimbursed by the non-prevailing party to the extent of prevailing party’s success.

12. No Waiver of Privilege. To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Company is not waiving and shall not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to you.

13. Liability for Representatives. You shall be liable for any breaches of this Agreement by any of the Louis Dreyfus Commodities Affiliates or your or their Representatives, to the extent applicable to such Persons.

14. Term. This Agreement shall expire three years from the date of this Agreement. Any action arising out of this Agreement, including to enforce its provisions, must be commenced on or before the date that is five years from the date of this Agreement.

15. Miscellaneous.

(a) Entire Agreement. This Agreement contains the sole and entire agreement between the parties with respect to the matters set forth herein.

(b) No License. The parties acknowledge and agree that neither the Company nor any of its Representatives grants any license or other property right or interest in, by implication or otherwise, any copyright, patent, trademark, mask work, database or other intellectual or intangible property or proprietary information disclosed, embodied, fixed, comprised or contained in any Evaluation Material.

(c) Assignment; Successors. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable. Any purchaser of the Company or all or substantially all of the Company’s assets shall be entitled to the benefits of this Agreement whether or not this Agreement is assigned to such Person.

(d) Amendment and Waiver. This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of both parties.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not impair or affect the validity or enforceability of any other provision of this Agreement, unless the enforcement of such other provision in such circumstances would be inequitable.

(f) No Obligation to Complete a Transaction. This Agreement is not intended to, and does not, constitute an agreement or impose any obligation on either party: (i) to consummate a Transaction, (ii) to conduct or continue discussions or negotiations concerning a Transaction or (iii) to enter into a Definitive Transaction Agreement. Neither party shall have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this Agreement or any other written or oral expression by the parties’ respective Representatives unless and until a Definitive Transaction Agreement is executed and delivered. You acknowledge and agree that the Company reserves the right (A) to conduct the process for a possible Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (B) to change any procedures relating to such a Transaction at any time without notice to you or any other person, (C) to provide or not to provide Evaluation Material to, and to request the return of Evaluation Material from, you or any of your Representatives, (D) to reject any proposals made by you or any of your Representatives, (E) to reject or accept any potential buyer, proposal or offer, or to terminate discussions or negotiations with you or any of your Representatives at any time for any reason whatsoever, in its sole discretion, and (F) to engage in discussions and negotiations, and to enter into any agreement, with any other potential acquirer or business partner, in each case in the Company’s sole discretion, without notice to you, at any time and for any reason or no reason. You shall not have any claim or cause of action against the Company or any of its Representatives in respect of the foregoing, other than pursuant to a Definitive Transaction Agreement.

(g) Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to the principles of conflicts of laws in any jurisdiction. Each party consents and submits to the exclusive jurisdiction of (a) the courts of the State of Texas located in Harris County, Texas and the United States District Court for the Southern District of Texas or (b) the United States District Court for the Southern District of New York and any of the New York state courts sitting in New York County for the adjudication of any action or legal proceeding relating to or arising out of this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY WAIVES ITS RIGHT TO JURY TRIAL OF ANY DISPUTE OR ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(h) Counterparts. This Agreement may be signed in any number of counterparts (including by fax and PDF) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by the other party hereto

[Signature page follows]

If the foregoing correctly sets forth our agreement, please sign and return one copy of this Agreement to Louis T. Bolognini of the Company (the Company’s General Counsel), at facsimile number 281-490-9881 or by PDF and to Mark Underberg of Paul, Weiss, Rifkind, Wharton & Garrison LLP (the Company’s counsel), at facsimile number 212-492-0368 or by PDF, whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

IMPERIAL SUGAR COMPANY

By:	/s/ John C. Sheptor
Name: John C. Sheptor
Title: President & CEO

Accepted and agreed to as of the date first written above:

LOUIS DREYFUS COMMODITIES LLC

By:	/s/ Scott Hogan
Name: Scott Hogan
Title: Vice President & Treasurer

Signature Page to Confidentiality Agreement

EXHIBIT A

Louis Dreyfus Commodities Holdings B.V.

Louis Dreyfus Commodities B.V.

Louis Dreyfus Commodities Suisse SA

Louis Dreyfus Commodities Services Suisse SA

LDC Holding Inc.

Signature Page to Confidentiality Agreement